EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES SECOND QUARTER 2020 RESULTS

VERO BEACH, Fla. (July 30, 2020) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2020.

Second Quarter 2020 Highlights

•	Net income of $48.8 million, or $0.74 per common share, which consists of:
•	Net interest income of $22.8 million, or $0.34 per common share
•	Total expenses of $2.8 million, or $0.04 per common share
•	Net realized and unrealized gains of $28.7 million, or $0.43 per share, on RMBS and derivative instruments, including net interest income on interest rate swaps
•	Second quarter total dividends declared and paid of $0.165 per common share
•	Book value per share of $5.22 at June 30, 2020
•
Estimated book value per share as of July 29, 2020 between $5.23 - $5.33 per share, an increase of 0.1% - 2.1% from June 30, 2020.  This book value range gives effect to the payment of the dividend payable August 27, 2020, with a record date of July 31, 2020

•	Total return of 15.8%, comprised of $0.165 dividend per common share and $0.57 increase in book value per common share, divided by beginning book value per share
•
Estimated third quarter-to-date total return of 1.3% - 3.3%, comprised of $0.06 dividend per common share and $0.01 - $0.11 estimated increase in book value per common share divided by beginning book value per share

•	Company to discuss results on Friday, July 31, 2020, at 10:00 AM ET
•	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at www.orchidislandcapital.com

Impact of the COVID-19 Pandemic

Beginning in March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency RMBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. Further, as interest rates declined, we faced additional margin calls related to our hedge positions. In order to maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we were forced to sell assets at levels significantly below their carrying values and closed several of our hedge positions. We timely satisfied all margin calls. The Agency RMBS market largely stabilized after the Federal Reserve (the “Fed”) announced on March 23, 2020 that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning. Largely as a result of actions taken by the Fed in late March, Agency RMBS valuations have substantially increased since March 31, 2020.

Our manager has invoked its Disaster Recovery Plan and its employees are continuing to work remotely. Prior planning resulted in the successful implementation of this plan and key operational team members maintain daily communication. We do not anticipate incurring additional material costs, nor have we identified any operational or internal control issues related to this remote working plan.

Details of Second Quarter 2020 Results of Operations

The Company reported net income of $48.8 million for the three month period ended June 30, 2020, compared with net income of $3.5 million for the three month period ended June 30, 2019.  The second quarter net income included net interest income of $22.8 million, net portfolio gains of $28.7 million (which includes realized and unrealized losses on RMBS and derivative instruments, and net interest income realized on interest rate swaps), management fees and allocated overhead of $1.6 million, audit, legal and other professional fees of $0.3 million, and other operating, general and administrative expenses of $0.9 million.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities.  As of March 31, 2020, approximately 88% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At June 30, 2020, the allocation to the PT RMBS portfolio increased by 2% to approximately 90%.

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - March 31, 2020	$2,908,703	$40,094	$-	$40,094	$2,948,797
Securities purchased	651,406	-	-	-	651,406
Securities sold	(214,467)	-	-	-	(214,467)
Gains on sales	3,360	-	-	-	3,360
Return of investment	n/a	(3,350)	-	(3,350)	(3,350)
Pay-downs	(115,225)	n/a	-	n/a	(115,225)
Premium lost due to pay-downs	(9,268)	n/a	-	n/a	(9,268)
Mark to market gains (losses)	43,993	(485)	-	(485)	43,508
Market value - June 30, 2020	$3,268,502	$36,259	$-	$36,259	$3,304,761

The tables below present the allocation of capital between the respective portfolios at June 30, 2020 and March 31, 2020, and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2020.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 17.3% and (0.6)%, respectively, for the second quarter of 2020.  The combined portfolio generated a return on invested capital of approximately 15.2%.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
June 30, 2020
Market value	$3,268,502	$36,259	$-	$36,259	$3,304,761
Cash	236,031	-	-	-	236,031
Borrowings(1)	(3,174,739)	-	-	-	(3,174,739)
Total	$329,794	$36,259	$-	$36,259	$366,053
% of Total	90.1%	9.9%	-	9.9%	100.0%
March 31, 2020
Market value	$2,908,703	$40,094	$-	$40,094	$2,948,797
Cash	201,450	-	-	-	201,450
Borrowings(2)	(2,810,250)	-	-	-	(2,810,250)
Total	$299,903	$40,094	$-	$40,094	$339,997
% of Total	88.2%	11.8%	-	11.8%	100.0%

(1)
At June 30, 2020, there were outstanding repurchase agreement balances of $25.7 million secured by IO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)
At March 31, 2020, there were outstanding repurchase agreement balances of $31.9 million secured by IO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

($ in thousands)
Returns for the Quarter Ended June 30, 2020
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income / (loss) (net of borrowing cost)	$22,525	$254	$-	$254	$22,779
Realized and unrealized gains / (losses)	38,085	(485)	-	(485)	37,600
Derivative losses	(8,851)	n/a	-	n/a	(8,851)
Total Return	$51,759	$(231)	$-	$(231)	$51,528
Beginning Capital Allocation	$299,903	$40,094	$-	$40,094	$339,997
Return on Invested Capital for the Quarter(1)	17.3%	(0.6)%	-	(0.6)%	15.2%
Average Capital Allocation(2)	$314,849	$38,177	$-	$38,177	$353,026
Return on Average Invested Capital for the Quarter(3)	16.4%	(0.6)%	-	(0.6)%	14.6%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Prepayments

For the quarter ended June 30, 2020, Orchid received $118.6 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 16.3%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
June 30, 2020	13.9	35.3	16.3
March 31, 2020	9.8	22.9	11.9
December 31, 2019	14.3	23.4	16.0
September 30, 2019	15.5	19.3	16.4
June 30, 2019	10.9	12.7	11.4
March 31, 2019	9.5	8.4	9.2

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS and structured RMBS as of June 30, 2020 and December 31, 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2020
Adjustable Rate RMBS	$957	0.0%	4.51%	170	1-Sep-35
Fixed Rate RMBS	3,105,028	94.0%	3.62%	346	1-Jun-50
Fixed Rate CMOs	162,517	4.9%	4.00%	320	15-Dec-42
Total Mortgage-backed Pass-through	3,268,502	98.9%	3.64%	344	1-Jun-50
Interest-Only Securities	36,259	1.1%	4.00%	274	25-Jul-48
Total Structured RMBS	36,259	1.1%	4.00%	274	25-Jul-48
Total Mortgage Assets	$3,304,761	100.0%	3.68%	337	1-Jun-50
December 31, 2019
Adjustable Rate RMBS	$1,014	0.0%	4.51%	176	1-Sep-35
Fixed Rate RMBS	3,206,013	89.3%	3.90%	342	1-Dec-49
Fixed Rate CMOs	299,205	8.3%	4.20%	331	15-Oct-44
Total Mortgage-backed Pass-through	3,506,232	97.6%	3.92%	341	1-Dec-49
Interest-Only Securities	60,986	1.7%	3.99%	280	25-Jul-48
Inverse Interest-Only Securities	23,703	0.7%	3.34%	285	15-Jul-47
Total Structured RMBS	84,689	2.4%	3.79%	281	25-Jul-48
Total Mortgage Assets	$3,590,921	100.0%	3.90%	331	1-Dec-49

($ in thousands)
	June 30, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,129,745	64.4%	$2,170,668	60.4%
Freddie Mac	1,175,016	35.6%	1,420,253	39.6%
Total Portfolio	$3,304,761	100.0%	$3,590,921	100.0%

	June 30, 2020	December 31, 2019
Weighted Average Pass-through Purchase Price	$106.37	$105.16
Weighted Average Structured Purchase Price	$20.14	$18.15
Weighted Average Pass-through Current Price	$109.20	$106.26
Weighted Average Structured Current Price	$10.51	$13.85
Effective Duration (1)	2.010	2.780

(1)
Effective duration of 2.010 indicates that an interest rate increase of 1.0% would be expected to cause a 2.010% decrease in the value of the RMBS in the Company’s investment portfolio at June 30, 2020.  An effective duration of 2.780 indicates that an interest rate increase of 1.0% would be expected to cause a 2.780% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of June 30, 2020, the Company had outstanding repurchase obligations of approximately $3,174.7 million with a net weighted average borrowing rate of 0.27%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $3,304.5 million and cash pledged to counterparties of approximately $35.6 million. The Company’s leverage ratio at June 30, 2020 was 9.7 to 1. At June 30, 2020, the Company’s liquidity was approximately $186.0 million, consisting of unpledged RMBS (excluding the value of the unsettled purchases) and cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of our outstanding borrowings under repurchase obligations at June 30, 2020.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Mirae Asset Securities (USA) Inc.	$382,893	12.0%	0.25%	$19,502	24
Wells Fargo Bank, N.A.	340,088	10.7%	0.25%	17,566	12
Merrill Lynch, Pierce, Fenner & Smith Inc	288,424	9.1%	0.29%	10,812	14
J.P. Morgan Securities LLC	265,699	8.4%	0.29%	15,592	74
Mitsubishi UFJ Securities (USA), Inc.	259,269	8.2%	0.26%	15,456	16
ABN AMRO Bank N.V.	236,797	7.5%	0.28%	8,437	25
Cantor Fitzgerald & Co.	235,396	7.4%	0.28%	11,924	20
Citigroup Global Markets, Inc.	216,204	6.8%	0.27%	13,102	15
ASL Capital Markets Inc.	210,888	6.6%	0.25%	10,629	17
RBC Capital Markets, LLC	202,389	6.4%	0.28%	11,470	39
ING Financial Markets LLC	115,493	3.6%	0.29%	6,268	19
Daiwa Capital Markets America, Inc.	83,184	2.6%	0.32%	4,437	27
BMO Capital Markets Corp.	81,544	2.6%	0.26%	4,863	14
South Street Securities, LLC	77,817	2.5%	0.29%	3,667	216
ED&F Man Capital Markets Inc.	62,832	2.0%	0.23%	3,650	39
Lucid Cash Fund USG LLC	52,172	1.6%	0.31%	4,002	16
J.V.B. Financial Group, LLC	26,270	0.8%	0.30%	1,632	107
Barclays Capital Inc	25,863	0.8%	0.33%	812	10
Austin Atlantic Asset Management Co.	11,428	0.4%	0.30%	495	1
Mizuho Securities USA, Inc.	89	0.0%	0.00%	(89)	1
Total / Weighted Average	$3,174,739	100.0%	0.27%	$164,227	30

(1)
Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  At June 30, 2020, such instruments were comprised of Eurodollar and Treasury note (“T-Note”) futures contracts, interest rate swap agreements, interest rate swaption agreements, to-be-announced “TBA” securities and U.S. Treasury security short positions.

The table below presents information related to the Company’s Eurodollar and T-Note futures contracts at June 30, 2020.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2020	$50,000	3.25%	0.28%	$(742)
2021	50,000	1.03%	0.19%	(419)
Total / Weighted Average	$50,000	1.77%	0.22%	$(1,161)
Treasury Note Futures Contracts (Short Positions)(2)
September 2020 5-year T-Note futures
(Sep 2020 - Sep 2025 Hedge Period)	$69,000	0.81%	0.75%	$(190)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	T-Note futures contracts were valued at a price of $125.74 at June 30, 2020. The notional contract value of the short position was $86.8 million.

The table below presents information related to the Company’s interest rate swap positions at June 30, 2020.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
Expiration	Amount	Rate	Rate	Value	(Years)
> 3 to ≤ 5 years	$620,000	1.29%	0.46%	(27,018)	4.1
Expiration > 5 years	200,000	0.67%	0.31%	(2,922)	7.0
	$820,000	1.14%	0.42%	$(29,940)	4.8

The following table presents information related to our interest rate swaption positions as of June 30, 2020.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions - long
≤ 1 year	$3,450	$231	8.5	$500,000	0.95%	3 Month	4.0
>1 year ≤ 2 years	8,100	7,594	23.2	582,000	1.50%	3 Month	10.0
	$11,550	$7,825	16.4	$1,082,000	1.25%	3 Month	7.2
Payer Swaptions - short
≤ 1 year	$(2,400)	$(3,289)	11.2	$436,200	1.50%	3 Month	10.0

The following table summarizes our contracts to purchase and sell TBA securities as of June 30, 2020.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
June 30, 2020
15-Year TBA securities:
2.0%	$200,000	$206,094	$206,500	$406
	$200,000	$206,094	$206,500	$406

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)
Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our balance sheets.

The following table summarizes our U.S. Treasury short positions of June 30, 2020.

($ in thousands)
	Face	Cost	Fair
	Amount	Basis	Value
Maturity
5 Years	$(140,000)	$(139,712)	$(139,843)
Total	$(140,000)	$(139,712)	$(139,843)

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020 - YTD(1)	0.465	30,595
Totals	$11.330	$318,988

(1)
On July 15, 2020, the Company declared a dividend of $0.06 per share to be paid on August 27, 2020.  The effect of this dividend is included in the table above, but is not reflected in the Company’s financial statements as of June 30, 2020.

Peer Performance

The tables below present total return data for Orchid compared to a selected group of peers based on stock price performance for periods through June 30, 2020 and based on book value performance for periods through March 31, 2020.

Portfolio Total Rate of Return Versus Peer Group Average - Stock Price Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
Year to Date (1/1/2020 - 6/30/2020)	(11.8)%	(32.2)%	20.4%
One Year Total Return	(12.0)%	(30.5)%	18.5%
Two Year Total Return	(14.2)%	(28.5)%	14.3%
Three Year Total Return	(23.0)%	(30.7)%	7.7%
Four Year Total Return	(13.6)%	(19.8)%	6.2%
Five Year Total Return	(5.5)%	(7.1)%	1.6%
Six Year Total Return	(5.2)%	(16.3)%	11.1%
Seven Year Total Return	28.3%	(8.1)%	36.4%
Inception to Date (2/13/2013 - 6/30/2020)	0.6%	(21.1)%	21.7%

Source: SEC filings and press releases of Orchid and Peer Group
(1)	Total rate of return for each period is pulled from Bloomberg COMP page and includes reinvested dividends, for each period noted.
(2)	The peer average is the unweighted, simple, average of the total rate of return for each of the following companies in each respective measurement period: NLY, AGNC, ANH, CMO, DX, AI and CHMI.
(3)	Represents the total rate of return for Orchid minus peer average in each respective measurement period.

Portfolio Total Rate of Return Versus Peer Group Average - Book Value Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
First Quarter 2020	(22.0)%	(26.3)%	4.3%
One Year Total Return	(17.7)%	(21.8)%	4.1%
Two Year Total Return	(18.3)%	(20.2)%	1.9%
Three Year Total Return	(16.1)%	(15.5)%	(0.6)%
Four Year Total Return	(10.4)%	(11.4)%	1.0%
Five Year Total Return	(9.4)%	(13.5)%	4.1%
Six Year Total Return	10.8%	(1.9)%	12.7%
Inception to Date (3/31/2013 – 3/31/2020)(4)	4.3%	(8.9)%	13.2%

Source: SEC filings and press releases of Orchid and Peer Group
(1)	Total rate of return for each period is change in book value per share over the period plus dividends per share declared divided by the book value per share at the beginning of the period.
(2)	The peer average is the unweighted, simple, average of the total rate of return for each of the following companies in each respective measurement period: NLY, AGNC, ANH, CMO, ARR, DX, AI and CHMI.
(3)	Represents the total rate of return for Orchid minus peer average in each respective measurement period.
(4)
Peer book values are not available for Orchid’s true inception date (2/13/2013).  Because all peer book values are not available as of Orchid’s true inception date (2/13/2013), the starting point for all of the peer companies is 3/31/2013.

Book Value Per Share

The Company's book value per share at June 30, 2020 was $5.22.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At June 30, 2020, the Company's stockholders' equity was $346.0 million with 66,220,664 shares of common stock outstanding.

The range of the Company’s estimated book value per share as of July 29, 2020 was $5.23 - $5.33.  At July 29, 2020, the Company's estimated stockholders' equity range was $346.3 million to $353.0 million with 66,240,664 shares of common stock outstanding. This book value range gives effect to the payment of the dividend payable August 27, 2020, with a record date of July 31, 2020. The Company’s estimated book value per share and estimated stockholders’ equity as of July 29, 2020 and estimated third quarter-to-date total return are preliminary, subject to change, and have not been audited or verified by any third party. The market prices used to compute the fair market value of the MBS and Structured MBS positions were obtained from JP Morgan Pricing Direct.  Swap and futures marks were obtained from the CME closing marks.  Swaption marks were obtained from the counterparty to the trade and verified internally for reasonableness.  Closing TBA prices were obtained from Bloomberg.

Stock Offerings

On January 23, 2020, we entered into an equity distribution agreement (the “January 2020 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $200,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions.  Through June 30, 2020, we issued a total of 3,170,727 shares under the January 2020 Equity Distribution Agreement for aggregate gross proceeds of $19.8 million, and net proceeds of approximately $19.4 million, net of commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Board of Directors passed a resolution authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock.  As part of the stock repurchase program, shares may be purchased in open market transactions, including through block purchases, privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. The authorization does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at the Company’s discretion without prior notice.

Since inception of the program through June 30, 2020, the Company repurchased a total of 5,685,511 shares under the stock repurchase program at an aggregate cost of approximately $40.4 million, including commissions and fees, for a weighted average price of $7.10 per share. During the six months ended June 30, 2020, the Company repurchased a total of 19,891 shares at an aggregate cost of approximately $0.1 million, including commissions and fees, for a weighted average price of $3.42 per share. As of June 30, 2020, the remaining authorization under the repurchase program is for up to 837,311 shares of the Company’s common stock.

Management Commentary

Commenting on the second quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “After suffering through arguably the most dramatic contraction of economic activity and financial market turmoil ever witnessed during the first quarter of 2020, the second quarter was one of recovery – or so it appeared until mid-June.  As the economy slowly reopened from a near complete shut-down caused by the pervasive safety precautions taken as the COVID-19 virus spread throughout the U.S., economic activity rebounded.  However, as life returned to normal, and people could resume their lives as they existed prior to the outbreak, the virus spread again and reported cases surged, starting in mid-June. Safety precautions are being re-implemented to stem the spread of the virus once more.  Economic activity is generally reported with a lag, so we will not know the extent of the slowdown in economic activity caused by the re-emergence of the virus until a later date.

“The financial markets are generally functioning properly, in large part because of the substantial intervention by the Fed.  The Fed has undertaken a quantitative easing program whereby they buy U.S. Treasuries and Agency RMBS securities regularly throughout the week. In addition, they have provided financing to essentially all aspects of the markets – from municipal securities to small and large corporations, as well as foreign central banks. Interest rates remain at or near the lowest levels seen across the U.S. Treasury curve, and are likely to remain so until the economy is well on the road to recovery and inflation is nearing the Fed’s target level of 2%.  Given the excess capacity in the economy caused by the demand shock resulting from the virus, this could take several years.

“With rates at such low levels refinancing activity is robust and likely to become even more so as originators add capacity. This is in spite of the virus and various measures of social distancing and shelter-in-place prevalent throughout the economy. As originators add capacity, prevailing mortgage rates available to borrowers could fall well below 3%.  Eventually most borrowers will have the opportunity to refinance their mortgage and the effect of such low rates will diminish. Another factor affecting the Agency RMBS market is the quantitative easing on the part of the Fed.  During the month of July 2020 the Fed purchased over $100 billion of Agency RMBS. The Fed generally purchases between $40 and $45 billion per month as part of their quantitative easing program plus reinvests prepayments in their existing portfolio.  The latter figure was approximately $57 billion in July.  Gross supply of Agency RMBS for the month of July is anticipated to be between $135 billion and $150 billion. The Fed tends to purchase the coupons currently in production.  As they are an indiscriminate buyer, they remove most of the worst securities in terms of prepayments behavior from the market.  This is the case for the coupons they purchase.  For those coupons they do not purchase, the market must absorb all that are produced.  As a result, the coupons the Fed purchases tend to outperform those not purchased by the Fed.  For the latter coupons, specified pools with favorable prepayment characteristics, become much more valuable to investors.  Current premiums charged for such securities are at the highest levels ever observed. This is likely to be the case as long as current conditions persist.

“With prepayment concerns paramount in the current environment, we continued to focus security selection on the specified pool market and to a lesser extent lower coupon, 30-year securities that offered attractive carry potential.  We continue to de-emphasize structured securities in this environment in light of high speeds and potential liquidity issues should market conditions deteriorate again. Our security selections have brought the weighted average coupon down slightly as well.  As I said above, with the economic outlook very uncertain, given the pandemic and both the Fed and Congress clearly willing and able to support the economy and markets as needed, we anticipate the current rate levels will remain over the short to medium term.  If this proves to be the case, we would anticipate book value volatility to abate and relative performance to be driven by realized net interest margins.  Accordingly, our focus will remain on managing premium amortization and therefore protecting the portfolio from excessive prepayments.  We expect that the low level of rates, if realized, will keep funding levels low as well, and supportive of our net interest margin.  Finally, our hedge strategy has shifted as a result of these developments as well and we now utilize volatility linked instruments such as swaptions given the low levels of implied volatility reflected in market pricing.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, July 31, 2020, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (877) 341-5668.  International callers dial (224) 357-2205.  The conference passcode is 5051924.  The supplemental materials may be downloaded from the investor relations section of the Company’s website at www.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.orchidislandcapital.com, and an audio archive of the webcast will be available until August 31, 2020.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and CMOs, such as mortgage pass-through certificates issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, refinancing activity, portfolio positioning and repositioning, book value, investment and operating strategy, hedging levels, the supply and demand for Agency RMBS, the effect of actions of the U.S. government, including the Fed, market expectations, future dividends, the success of, and costs associated with, the implementation of our remote working policy, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Orchid Island Capital, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2020, and December 31, 2019, and the unaudited quarterly results of operations for the six and three months ended June 30, 2020 and 2019.  Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	June 30, 2020	December 31, 2019
ASSETS:
Total mortgage-backed securities	$3,304,761	$3,590,921
Cash, cash equivalents and restricted cash	236,030	278,655
Accrued interest receivable	10,241	12,404
Derivative assets, at fair value	8,231	-
Receivable for securities sold	727	-
Other assets	140,418	100
Total Assets	$3,700,408	$3,882,080

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$3,174,739	$3,448,106
Dividends payable	3,642	5,045
Derivative liabilities, at fair value	33,229	20,658
Accrued interest payable	706	11,101
Due to affiliates	569	622
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	139,843	-
Other liabilities	1,712	1,041
Total Liabilities	3,354,440	3,486,573
Total Stockholders' Equity	345,968	395,507
Total Liabilities and Stockholders' Equity	$3,700,408	$3,882,080
Common shares outstanding	66,220,664	63,061,781
Book value per share	$5.22	$6.27

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Interest income	$62,929	$68,888	$27,258	$36,455
Interest expense	(21,002)	(41,323)	(4,479)	(22,431)
Net interest income	41,927	27,565	22,779	14,024
(Losses) gains on RMBS and derivative contracts	(79,457)	(8,418)	28,749	(7,670)
Net portfolio (loss) income	(37,530)	19,147	51,528	6,354
Expenses	4,897	5,017	2,756	2,821
Net (loss) income	$(42,427)	$14,130	$48,772	$3,533
Basic net (loss) income per share	$(0.65)	$0.28	$0.74	$0.07
Diluted net (loss) income per share	$(0.65)	$0.28	$0.73	$0.07
Weighted Average Shares Outstanding	65,408,722	50,762,883	66,310,219	52,600,758
Dividends Declared Per Common Share:	$0.405	$0.480	$0.165	$0.240

	Three Months Ended June 30,
Key Balance Sheet Metrics	2020	2019
Average RMBS(1)	$3,126,779	$3,307,885
Average repurchase agreements(1)	2,992,494	3,098,133
Average stockholders' equity(1)	327,057	350,036
Leverage ratio(2)	9.7:1	9.4:1

Key Performance Metrics
Average yield on RMBS(3)	3.49%	4.41%
Average cost of funds(3)	0.60%	2.90%
Average economic cost of funds(4)	1.37%	2.71%
Average interest rate spread(5)	2.89%	1.51%
Average economic interest rate spread(6)	2.12%	1.70%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.
(3)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(4)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(5)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(6)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.